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BLUE VALLEY BAN CORP                                             NEWS RELEASE
11935 Riley
Overland Park, Kansas  66225-6128                       CONTACT: Mark A. Fortino
                                                                 Treasurer
                                                                 (913) 338-1000


For Immediate Release Wednesday, January 14, 2004

      BLUE VALLEY BAN CORP REPORTS ANNUAL AND FOURTH QUARTER 2003 EARNINGS

Overland Park, Kansas, January 14, 2004 - Blue Valley Ban Corp (OTCBB: BVBC) ("the Company") today announced net income of $5.6 million or fully-diluted earnings per share of $2.43 per share for the year ended December 31, 2003, compared to net income of $5.4 million or $2.40 per share for the same period in 2002. Net income for the fourth quarter of 2003 was $736,000, or $0.31 per share, compared to $1.4 million, or $0.61 per share for the same period in 2002.

"I am pleased with our 2003 operating results and to report an increased dividend for 2003. The low mortgage rate environment in the first half of 2003 allowed for significant increases in our noninterest income, which helped offset the compression in our net interest margin" said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp. During December 2003, the Company's Board of Directors declared a cash dividend on the Company's common stock. A $0.15 per share dividend will be paid on January 30, 2004 to shareholders of record as of December 31, 2003.

OPERATING RESULTS

For the twelve-month period ending December 31, 2003, net interest income increased 3.2% to $16.9 million compared to $16.3 million for the same period in the prior year, primarily due to growth in earning assets. Noninterest income increased to $22.5 million during this period from $19.0 million in the prior year, an increase of 18.5%. The expansion of the Company's internet mortgage capabilities coupled with the low interest rate environment resulted in an increase in the number of residential mortgage loans originated and sold by its National and Local Mortgage divisions. Noninterest expense increased 21.4% to $29.3 million compared to $24.1 million in the prior year period. The increase relates primarily to costs associated with the Company's growth, expansion, and incentive compensation expense related to mortgage lending activities.

For the fourth quarter of 2003, net interest income decreased 23.4% to $3.4 million compared to $4.5 million for the same period in the prior year, primarily due to lower net interest margin. Noninterest income decreased to $3.6 million during this period from $6.2 million in the prior year, a decrease of 42.0%. The principal factor driving this decrease has been lower Loans Held for Sale Income earned on loans originated and sold by the Company's National and Local Mortgage divisions. Higher mortgage interest rates during the quarter led to a decline in mortgage loan originations. Noninterest expense decreased 19.4% to $5.9 million compared to $7.3 million in the prior year period. This decrease relates primarily to lower compensation and incentive compensation expenses associated with the Company's mortgage lending activities.

Total assets, loans and deposits at December 31, 2003 were $626.5 million, $424.6 million and $470.5 million, respectively, compared to $605.2 million, $380.1 million and $423.8 million one year earlier, respectively, increases of 3.5%, 11.7% and 11.0%, respectively.

ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a bank holding company that, through its subsidiaries, provides banking services to closely-held business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.


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This release contains forward-looking statements within the meaning of Section
21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company's market areas; legislative or regulatory changes; adverse developments in the Company's loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements


                              BLUE VALLEY BAN CORP
                               FOURTH QUARTER 2003
                              FINANCIAL HIGHLIGHTS
                (all dollars in thousands, except per share data)
                                   (unaudited)
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Twelve Months Ended December 31          2003             2002
-------------------------------        ---------        --------
Net interest income                    $ 16,863         $ 16,333
Provision for loan losses                 1,350            2,920
Non-interest income                      22,536           19,011
Non-interest expense                     29,286           24,116
Net income                                5,633            5,396
Net income per share - Basic               2.51             2.48
Net income per share - Diluted             2.43             2.40
Common stock dividend per share            0.15             0.10
Return on average assets                   0.91%            1.01%
Return on average equity                  14.85%           17.34%

Three Months Ended December 31
-------------------------------
Net interest income                    $  3,436         $  4,486
Provision for loan losses                    --            1,190
Non-interest income                       3,594            6,196
Non-interest expense                      5,902            7,324
Net income                                  736            1,399
Net income per share - Basic               0.33             0.64
Net income per share - Diluted             0.31             0.61
Return on average assets                   0.47%            0.99%
Return on average equity                   7.33%           16.50%

At December 31
-------------------------------
Assets                                 $626,485         $605,183
Loans                                   424,620          380,082
Deposits                                470,495          423,787
Stockholders' Equity                     40,198           34,344

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